EXHIBIT 10.1
          FIRST AMENDMENT, dated as of March 17, 2011 (the “Amendment”), to the CREDIT AGREEMENT, dated as of April 4, 2007 (as amended or otherwise modified prior to the date hereof, the “Credit Agreement”), among LODGENET INTERACTIVE CORPORATION (formerly LodgeNet Entertainment Corporation), a Delaware corporation (the “Borrower”), the several lenders from time to time parties thereto (the “Lenders”), the Syndication Agent and Documentation Agent party thereto and JPMORGAN CHASE BANK, N.A. (as successor to Bear Stearns Corporate Lending Inc.), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
W I T N E S S E T H :
          WHEREAS, pursuant to the Credit Agreement, the Lenders have extended credit to the Borrower on the terms set forth in the Credit Agreement;
          WHEREAS, the Borrower has requested that the Required Lenders approve certain amendments to the Credit Agreement;
          WHEREAS, pursuant to such request, the Required Lenders have consented to amend the Credit Agreement and to waive certain provisions of the Credit Agreement on the terms and conditions contained herein;
          NOW, THEREFORE, the parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS.
          1.1 Defined Terms. Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement unless otherwise defined herein or the context otherwise requires.
SECTION 2. AMENDMENTS.
          2.1 Amendment of Section 1.1 (Defined Terms).
            (a) Section 1.1 of the Credit Agreement is hereby amended by adding the following terms in proper alphabetical order:
     “First Amendment”: the First Amendment dated as of March 17, 2011 to this Agreement.
     “First Amendment Effective Date”: the date on which each of the conditions to effectiveness of the First Amendment have been satisfied, in accordance with the terms of Section 3.1 thereof, which date is March 22, 2011.
     “Intercreditor Agreement”: each intercreditor agreement entered into by the Administrative Agent in connection with the Permitted Senior Notes.
     “Senior Note Indenture”: any indenture or other agreement pursuant to which the Permitted Senior Notes are issued together with all instruments and other agreements entered into by the Borrower or any of its Subsidiaries in connection therewith or pursuant thereto.
     “Permitted Senior Notes:” any senior notes issued by the Borrower in a Rule 144A transaction having customary market terms at the time issued; provided that (i) all of the Net Cash Proceeds thereof are applied to the prepayment of the Term Loans on the date of receipt thereof, (ii) such notes mature in a single installment that is at least 180 days after the Term Loan Maturity Date and are not subject to any mandatory redemption or similar events (other than (a) based on a change of control no earlier than 30 days following such change of control transaction subject to the prior prepayment in full of the Obligations, the cancellation or cash collateralization of outstanding Letters of Credit and the termination of the Revolving Credit Commitments and (b) pursuant to customary provisions in connection with assets sales as long as such provisions allow asset sale proceeds to be reinvested or to be applied to payment of other senior debt, including the Obligations, prior to any such mandatory redemption or similar event), (iii) such notes are not subject to any financial maintenance covenant and the terms of such notes are not otherwise more restrictive in the aggregate than those set forth in this Agreement and do not prohibit or restrict the ability of the Borrower and its Subsidiaries to provide collateral security for and guarantees of the Obligations, (iv) such notes are unsecured or, if secured, are secured on a junior Lien or pari passu Lien basis only by property constituting Collateral pursuant to an intercreditor agreement satisfactory to the Administrative Agent (which intercreditor agreement shall allow the Secured Parties to control the exercise of rights and remedies thereunder on terms satisfactory to the Administrative Agent and allow for the first priority of and any increase in the Revolving Facility described in clause (v)) to be entered into by the Administrative Agent and the trustee or representative of the holders of such notes and (v) the Senior Note Indenture shall be satisfactory to the Administrative Agent and shall provide that upon repayment in full in cash of principal of and interest on the Term Loans and related fees and expenses (x) the Revolving Facility (as it may be increased as described in clause (y) below) shall have a first lien on the Collateral and such notes shall have a junior lien on the Collateral pursuant to an intercreditor agreement having the terms described in clause (iv) and (y) the Revolving Facility may be increased to $50,000,000 on a first lien basis.
            (b) The definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
     “Applicable Margin”: a percentage per annum equal to 5.0% for Eurodollar Loans and (b) 4.0% for Base Rate Loans.
            (c) The definition of “Base Rate” in Section 1.1 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
     “Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month interest period plus 1.0% and (d) 2.5%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference

Lender in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.
            (d) The definition of “Commitment Fee Rate” in Section 1.1 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
     “Commitment Fee Rate”: 0.50% per annum.
            (e) The definition of “ECF Percentage” in Section 1.1 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
     “ECF Percentage”: 75%.
            (f) The definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby amended by adding the following at the end thereof:
The results of joint ventures shall be included in the computation of Consolidated EBITDA only to the extent of dividends paid in cash to the Borrower and its wholly-owned Subsidiaries in the relevant period.
            (g) The definition of “Eurodollar Base Rate” in Section 1.1 of the Credit Agreement is hereby amended by adding the following at the end thereof:
Notwithstanding the foregoing the Eurodollar Base Rate shall not be less than 1.5% per annum.
            (h) The definition of “Excess Cash Flow” in Section 1.1 of the Credit Agreement is hereby amended by adding the following at the end thereof:
Notwithstanding the foregoing, for any period Excess Cash Flow shall be no less than Excess Cash Flow as calculated for the Senior Note Indenture for such period.
            (i) The definition of “Consolidated Interest Expense” in Section 1.1 of the Credit Agreement is hereby amended by adding the following at the end of the first sentence thereof:
plus the amount of dividends paid (or declared and a sum sufficient for the payment thereof is set aside for payment) by the Borrower or any of its Subsidiaries on the Borrower’s series B cumulative perpetual convertible preferred stock or any other preferred Capital Stock issued by the Borrower.
            (j) The definition of “L/C Commitment” in Section 1.1 of the Credit Agreement is hereby amended by deleting the amount “$15,000,000 and substituting therefor the amount “$7,500,000”.
            (k) The definition of “Loan Documents” in Section 1.1 of the Credit Agreement is hereby amended by adding the phrase “, the Intercreditor Agreement, if any,” immediately after the phrase “the Security Documents”.

            (l) The definition of “Permitted Acquisition” in Section 1.1 of the Credit Agreement is hereby amended by (i) deleting the word “and” from the end of paragraph (f) and (ii) deleting the existing paragraph (g) in its entirety and replacing it with the following:
     (g) (i) after giving effect to any such Permitted Acquisition the Consolidated Leverage Ratio calculated on a pro forma basis for the most recent quarter for which financial statements have been delivered shall be at least 0.25 lower than the maximum Consolidated Leverage Ratio permitted under Section 8.1(a) for such fiscal quarter and (ii) on a pro forma basis (including synergies and cost savings reasonably anticipated to occur within the twelve month period following such Permitted Acquisition) Consolidated EBITDA is not reduced for any applicable period; and
     (h) the aggregate consideration for all such Permitted Acquisitions consummated after the First Amendment Effective Date (exclusive of amounts paid in Capital Stock of the Borrower, but including all assumed Indebtedness) does not exceed $50,000,000.
            (m) The definition of “Reference Lender” in Section 1.1 of the Credit Agreement is replaced with the following:
     “Reference Lender”: JPMorgan Chase Bank, N.A.
            (n) The definition of “Specified Change of Control” in Section 1.1 of the Credit Agreement is amended by adding the following at the end thereof:
     or in the Senior Note Indenture.
            (o) The definition of “Swingline Lender” in Section 1.1 of the Credit Agreement is replaced with the following:
     “Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.
            (p) The definition of “Capital Lease Obligations” in Section 1.1 of the Credit Agreement is hereby amended by adding the following at the end thereof:
          ; provided, that any change in GAAP after the First Amendment Effective Date will not cause any lease that was not or would not have been a capital lease prior to such change to be deemed a capital lease.
          2.2 Amendment of Section 2.3 (Repayment of Term Loans). Section 2.3 of the Credit Agreement is hereby amended adding the following at the end thereof:
          (b) Beginning with the first fiscal quarter occurring after the First Amendment Effective Date, the Term Loans of each Term Lender shall mature in consecutive quarterly installments, commencing on June 30, 2011 and on the last day of each fiscal quarter thereafter, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by the amount set forth below below opposite such fiscal quarter:

Fiscal Quarter	Amortization Amount
June 30, 2011	$2,500,000
September 30, 2011	$2,500,000
December 31, 2011	$2,500,000
March 31, 2012	$2,500,000
June 30, 2012	$2,500,000
September 30, 2012	$2,500,000
December 31, 2012	$2,500,000
March 31, 2013	$3,750,000
June 30, 2013	$3,750,000
September 30, 2013	$3,750,000
December 31, 2013	$3,750,000
provided, however, that the outstanding aggregate principal amount of the Term Loans shall mature and be repaid in full on the Term Loan Maturity Date, unless the maturity of the Term Loans has been accelerated in accordance with Section 9.
          2.3 Amendment of Section 4.2 (Mandatory Prepayments and Commitment Reductions). Section 4.2(b) of the Credit Agreement is hereby amended by adding the following at the end thereof:
and provided further, any proceeds from asset sales or dispositions or recovery events that would otherwise be required by the Senior Note Indenture, if effective at the time of receipt by any Group Member of such proceeds, to be applied to repay/redeem the Permitted Senior Notes shall instead be applied to the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 4.2(d).
          2.4 Amendment of Section 4.9 (Requirements of Law). Section 4.9 of the Credit Agreement is hereby amended by adding the following at the end thereof:
     (d) Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in law, regardless of the date enacted, adopted or issued.
          2.5 Amendment of Section 4.16 (Incremental Credit Extensions). Section 4.16 of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
     4.16 Incremental Credit Extensions. (a) The Borrower may at any time or from time to time after the date the Term Loans are paid in full in cash (including principal, interest, fees and expenses), by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Revolving Lenders), request one or more increases in the aggregate Revolving Commitments (the “Incremental Revolving Commitments”), provided that any such request shall be conditioned upon the following:
     (i) the aggregate amount of Incremental Revolving Commitments that may be requested by the Borrower may not exceed $25,000,000;
     (ii) each notice delivered by the Borrower to the Administrative Agent shall specify (A) the date on which Borrower proposes that the Incremental Revolving Commitments shall be effective, which shall be a date not less than 3 Business Days nor more than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (B) the amount of the Incremental Revolving Commitments being requested (which requests shall be in minimum increments of $10,000,000 and a minimum amount of $5,000,000)
     (iii) at the time of any such request, after giving effect to the effectiveness of any Incremental Amendment referred to below and after giving effect to the establishment of the Incremental Revolving Commitments, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and
     (iv) the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 8.1 as at the end of the most recent four consecutive fiscal quarter period for which financial statements are required to be delivered pursuant to Section 7.1 prior to the date of the establishment of the Incremental Revolving Commitments (giving effect to the incurrence of any Indebtedness incurred under the Incremental Revolving Commitments as if it had occurred on the first day of such four consecutive fiscal quarter period), and in any event calculated in a manner consistent with the financial statements described in Section 5.1 and Regulation S-X.
The Incremental Revolving Commitments shall be treated the same as the Revolving Commitments in all respects, shall constitute Revolving Commitments, shall rank pari passu in right of payment and of security with the Revolving Loans and shall not mature earlier than the Revolving Termination Date, provided that any up front fees paid to induce the lenders providing the Incremental Revolving Commitments shall be determined by the Borrower and the lenders thereof.
     (b) Incremental Revolving Commitments may be made by any existing Lender (although no Lender shall have any right or obligation to provide an Incremental Revolving Commitment) or by any other bank or other lender (any such other bank or other lender being called an “Additional Lender”), provided that the Administrative Agent, the Issuing Lender and Swingline Lender shall have consented to such Lender’s or Additional Lender’s establishing an Incremental Revolving Commitment if such consent would be required under Section 11.6 for an assignment of Loans or Commitments to such Lender or Additional Lender. The Incremental Revolving Commitments shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitments, if any, each Additional Lender, if any, and the Administrative Agent (which amendment shall be in form and substance satisfactory to the Administrative Agent, each Lender agreeing to provide such Commitments and each Additional Lender, if any). Any Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Sections 6.1 and 6.2 (it being understood that all references to “the extension of credit on the Closing Date” or similar language in such Sections 6.1 (to the extent applicable for the relevant transaction) and 6.2 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. In addition to the foregoing, in connection with the establishment of any Incremental Revolving Commitments, the Administrative Agent shall notify all existing Revolving Lenders and all Persons proposed to become Revolving Lenders upon the execution of the applicable Incremental Amendment of all amounts required to be paid by such Persons such that after giving effect to the applicable Incremental Amendment and all such payments the Revolving Loans held by each Revolving Lender corresponds to such Revolving Lender’s Revolving Percentage. All such payments shall be made by the applicable Persons to the Administrative Agent in Dollars in immediately available funds at or before 11:00 a.m., New York City Time, on the corresponding Incremental Facility Closing Date. Upon receipt of all such payments and the effectiveness of the applicable Incremental Amendment, the Administrative Agent shall wire transfer the corresponding amount to the applicable Revolving Lender. The Borrower shall pay all amounts required under Section 4.11 in order to give effect to the payments contemplated to be made under this Section.
     (c) This Section 4.16 shall supersede any provisions in Section 4.8 or 11.1 to the contrary.
          2.6 Amendment of Section 5.19 (Security Documents). Section 5.19 of the Credit Agreement is hereby amended by replacing the last parenthetical phrase in Section 5.19(a) (beginning “(except, in the case ...”) with the following:
(except (i) in the case of Collateral other than Pledged Stock, Liens permitted by Section 8.3 and (ii) Liens permitted by clause (n) in Section 8.2).
          2.7 Amendment of Section 6.2 (Conditions of Each Extension of Credit). Section 6.2 of the Credit Agreement is hereby amended by adding the following at the end thereof:
     (c) Pro Forma Compliance. After giving effect to such extension of credit and the application of the proceeds thereof, the Borrower shall be in pro forma compliance with the covenants set forth in Section 8.1 for the fiscal quarter most recently ended for which financial statements have been delivered pursuant to Section 7.1.
          2.8 Amendment of Section 7.2 (Certificates; Other Information). Paragraph (e) of Section 7.2 is hereby amended by adding the phrase “, the Senior Note Indenture, if applicable” immediately after the phrase “the Senior Subordinated Note Indenture”.
          2.9 Amendment of Section 8.1(a) (Consolidated Leverage Ratio). Section 8.1(a) of the Credit Agreement is hereby amended by deleting the columns captioned “Fiscal Quarter” and “Consolidated Leverage Ratio” and substituting therefor the following:

Consolidated
Fiscal Quarter	Leverage Ratio
March 31, 2011	4.00:1.00
June 30, 2011	4.00:1.00
September 30, 2011	4.00:1.00
December 31, 2011	4.00:1.00
March 31, 2012	4.00:1.00
June 30, 2012	4.00:1.00
September 30, 2012	4.00:1.00
December 31, 2012	3.75:1.00

Consolidated
Fiscal Quarter	Leverage Ratio
March 31, 2013	3.75:1.00
June 30, 2013	3.75:1.00
September 30, 2013	3.50:1.00
December 31, 2013 and each fiscal quarter thereafter	3.50:1.00
          2.10 Amendment of Section 8.1(b) (Consolidated Interest Coverage Ratio). Section 8.1(b) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
     (b) Consolidated Interest Ratio Coverage. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending after December 31, 2010 to be less than 2.25:1.00.
          2.11 Amendment of Section 8.2 (Indebtedness).
            (a) Section 8.2(e) of the Credit Agreement is hereby amended by replacing the amount “$20,000,000” with the amount “$15,000,000”;
            (b) Section 8.2(f) of the Credit Agreement is hereby replaced with the phrase “[INTENTIONALLY OMITTED]”;
            (c) Section 8.2(l)(ii) of the Credit Agreement is hereby replaced with the following:
immediately after giving effect to the incurrence thereof, the Consolidated Leverage Ratio calculated on a pro forma basis for the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.1 is less than 3.00 to 1.00 or the Net Cash Proceeds thereof are on the date of receipt thereof applied to the prepayment of the Term Loans as set forth in Section 4.2(a) and (d);
            (d) Section 8.2 of the Credit Agreement is hereby amended by (i) deleting the word “and” from the end of paragraph (l) and (ii) deleting the existing paragraph (m) in its entirety and replacing it with the following:
     (m) additional unsecured Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and its Subsidiaries) not to exceed $20,000,000 at any time; and
     (n) (i) Indebtedness of the Borrower in respect of the Permitted Senior Notes and (ii) customary Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness.
          2.12 Amendment of Section 8.3 (Liens). Section 8.3 of the Credit Agreement is hereby amended by replacing paragraph (p) with the following:
     (p) Liens on the Collateral securing Indebtedness of the Borrower or any Subsidiary Guarantor incurred pursuant to Section 8.2(o), provided that such Liens are equal to or subordinated in Lien priority to the Liens created by the Loan Documents and are subject to the terms of the Intercreditor Agreement.

          2.13 Amendment of Section 8.6 (Restricted Payments). (a) Section 8.6(b) of the Credit Agreement is hereby amended by deleting such Section and replacing it with the following:
     (b) the Borrower may make additional Restricted Payments in an aggregate amount up to the then Available ECF Amount (less any portion thereof theretofore utilized pursuant to Section 8.7(b) (as such Section was in effect prior to the First Amendment Effective Date) or 8.8(h)) plus $15,000,000, so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect thereto the Consolidated Leverage Ratio calculated on a pro forma basis after giving effect to such Restricted Payment for the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.1 is less than 3.00 to 1.00;
          (b) Section 8.6(c) of the Credit Agreement is hereby amended by replacing the amount “$2,000,000” with the amount “$1,500,000”.
          (c) Section 8.6(e) of the Credit Agreement is hereby replaced with the following:
     (e) the Borrower or any of its Subsidiaries may subscribe for the purchase of the Capital Stock of a Person newly organized by the Borrower or one of such Subsidiaries, so long as immediately after giving effect to any such purchase, such Person is a Wholly Owned Subsidiary Guarantor hereunder and such purchase was permitted by Section 8.8; and
          (d) Section 8.6(f) of the Credit Agreement is hereby replaced with the following:
     (f) so long as no Default or Event of Default has occurred and is continuing or would result therefrom (i) the Borrower may pay dividends on its series B cumulative perpetual convertible preferred stock not to exceed $5,750,000 in any fiscal year and (ii) the Borrower may pay dividends no more frequently than quarterly on any preferred Capital Stock issued by the Borrower after the First Amendment Effective Date as long as at least 50% of the Net Cash Proceeds of such preferred Capital Stock were applied to prepay Term Loans and reduce Commitments in accordance with Section 4.2(a).
          2.14 Amendment of Section 8.7 (Capital Expenditures). Section 8.7 of the Credit Agreement is hereby replaced with the following:
     8.7. Capital Expenditures. Make or commit to make any Capital Expenditure except Capital Expenditures of the Borrower and its Subsidiaries in the ordinary course of business not exceeding $60,000,000 in the fiscal year ended December 31, 2011 and each fiscal year thereafter; provided, that (i) beginning in fiscal year 2012, up to 50% of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above.
          2.15 Amendment of Section 8.8 (Investments). (a) Section 8.8(d) is hereby amended by replacing the amount “$5,000,000” with the amount “$1,000,000”.

            (b) Section 8.8(f) of the Credit Agreement is hereby amended by adding the following at the end thereof:
; and nominal Investments may be made in a Subsidiary immediately prior to its becoming a Subsidiary Guarantor solely to the minimum extent necessary to capitalize such Subsidiary.
            (c) Section 8.8(h) of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the following:
     (h) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount up to the then Available ECF Amount (less any portion thereof theretofore utilized pursuant to Section 8.6(b) or 8.7(b) (as such Section was in effect prior the First Amendment Effective Date)), so long as no Default or Event of Default has occurred and is continuing or would result therefrom and after giving effect thereto the Consolidated Leverage Ratio calculated on a pro forma basis for the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.1 is less than 3.00 to 1.00
            (d) Section 8.8(k) is hereby replaced with the phrase “[INTENTIONALLY OMITTED]”;
            (e) Section 8.8(p) of the Credit Agreement is hereby replaced with the following:
     (p) In addition to Investments otherwise expressly permitted by this Section (i) Investments made by the Borrower and its Subsidiaries prior to the First Amendment Effective Date of up to $25,000,000, (ii) Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $15,000,000 after the First Amendment Effective Date during the remaining term of this Agreement and (iii) Investments after the First Amendment Effective Date by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed an additional $15,000,000 provided that after giving effect to Investments made pursuant to this clause (iii) the Consolidated Leverage Ratio calculated on a pro forma basis for the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.1 is less than 3.00 to 1.00.
Notwithstanding the foregoing, the Borrower and its Subsidiaries will not make any Investments in Unrestricted Subsidiaries after the First Amendment Effective Date.
          2.16 Amendment of Section 8.15 (Clauses Restricting Subsidiary Distributions). Section 8.15 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (ii) and (ii) adding the following at the end thereof:
and (iv) restrictions set forth in the Senior Note Indenture, if effective at the time of such encumbrance or restriction and which are not more restrictive than those set forth in this Agreement.
          2.17 Amendment of Section 8 (Negative Covenants). Section 8 of the Credit Agreement is hereby amended by inserting the following new Section 8.18 at the end of such Section:

     8.18. Optional Payments and Modifications of Senior Notes. To the extent that the Senior Notes Indenture is effective and/or the Senior Notes are outstanding, (a) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Notes, or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes or the Senior Notes Indenture other than any such amendment, modification, waiver or other change that (i) is not materially adverse to the interests of the Lenders or (ii) (A) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon or eliminate covenants governing the terms thereof and (B) any consent fee is reasonably acceptable to the Administrative Agent.
          2.18 Amendment of Section 11.1 (Amendments and Waivers). Section 11.1 of the Credit Agreement is hereby amended by adding the following at the end thereof:
     Notwithstanding anything in this Agreement or any other Loan Document to the contrary (and subject to clause (i) of the proviso clause in the first paragraph of this Section 11.1), this Agreement may be amended with the consent of the Borrower, the Administrative Agent and the Lenders consenting to any Extended Loans (as defined below) (and the Majority Facility Lenders under the applicable Facility to the extent required by clause (vi) of the proviso clause in the first paragraph of this Section 11.1, it being understood that this parenthetical clause shall be deemed not to apply in respect of a Facility if the Majority Facility Lenders under such Facility have approved this Amendment) to extend the maturity of a particular Facility and in connection therewith make amendments to allow separate treatment thereunder with respect to Extended Loans and Loans and Commitments under such Facility that are not converted to Extended Loans; provided that such change is made in connection, and simultaneously, with the creation of a separate class of loans or commitments under such Facility through the conversion of certain existing Loans and Commitments of consenting Lenders under such Facility (any such Loans and Commitments that are so converted, “Extended Loans”) and to make any necessary amendments to implement the foregoing, including to extend the scheduled maturity date(s) of any payment or payments of principal (including at final maturity) and commitments with respect to such Extended Loans; provided, further that (A) the Borrower offers such conversion to all Lenders holding Loans and Commitments under the applicable Facility on a pro rata basis based on the aggregate principal amount of Loans or Commitments in such Facility then outstanding, and (B) the Extended Loans shall be identical in all material respects to the existing Loans and Commitments in such Facility from which such Extended Loans are to be converted, except that (1) all or any of the scheduled amortization payments of principal and payment at maturity of the Extended Loans may be delayed to later dates than the scheduled amortization payments of principal and payment at maturity of the Loans under the Facility from which such Extended Loans are to be converted, (2) the Applicable Margins and commitment fees with respect to the Extended Loans may be different than the Applicable Margins and commitment fees for the Loans in the applicable Facility from which such Extended Loans are to be converted and may be increased and additional compensation, including, without limitation, upfront fees may be paid to Lenders converting their Loans in such Facility into Extended Loans, (3) the available Interest Periods for the Extended Loans may be limited, (4) the Commitments and Loans of Lenders converting their Loans in such Facility into Extended Loans may be reduced or repaid, (5) participating interests in Letters of Credit and Swingline Loans may be reallocated between Extended Loans and

Loans and Commitments under the Revolving Credit Facility that are not converted to Extended Loans, (6) the Commitments and Loans of Lenders that do not convert their Loans in such Facility into Extended Loans may be reduced or repaid prior to the reduction or repayment of the Extended Loans and (7) other covenants and terms may be added (x) that apply to any period after the latest final maturity of the Loans and Commitments under such Facility in effect immediately prior to the establishment of such Extended Loans, or after approval thereof by the Required Lenders or (y) that are less favorable to the holders of the Extended Loans than the covenants and terms applicable to the Loans in such Facility from which such Extended Loans were converted.
          2.19 Amendment of Section 11.2 (Notices). Section 11.2 of the Credit Agreement is hereby amended by replacing the notice information for the Administrative Agent with the following:

The Administrative Agent:	JPMorgan Chase Bank, N.A.
383 Madison Avenue, Floor 24
New York, NY 10179
Attention: Tina Ruyter
Telecopy: (212) 270-5127
Telephone: (212) 270-4676

JPMorgan Chase Bank, N.A.
1111 Fannin Str., Floor 10
Houston, TX 77002
Attention: Talitha Humes
Telecopy: (713) 750-2878
Telephone: (713) 427-6190

with a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: James T. Knight, Esq.
Telecopy: (212) 455-2502
Telephone: (212) 455-7123
          2.20 Amendment of Section 11.6 (Successors and Assigns; Participations and Purchasing Lenders). (a) Each of paragraph (b)(i)(A) and (b)(i)(B) of the Credit Agreement is hereby amended by (i) replacing the comma at the end of clause (x) with the word “and” and (ii) deleting clause (z).
          (b) Section 11.6(b)(i)(A) of the Credit Agreement is hereby amended by adding the following at the end thereof:
; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof.
          (c) Section 11.6 of the Credit Agreement is hereby amended by adding the following new paragraph (g) at the end thereof:
     (g) Notwithstanding the foregoing, the Borrower will not, and will cause its Subsidiaries not to, acquire any Loans (whether by assignment, participation, purchase or otherwise) any Loans or Commitments after the First Amendment Effective Date. Any Loans or Commitments owned or held (legally or beneficially) by the Borrower or any of its Subsidiaries shall be excluded in the determination of any voting matters under the Loan Documents and shall not have the right to vote in any bankruptcy action or proceeding, and none of the Borrower or any of its Subsidiaries as owner or holder (legally or beneficially) of any Loan or Commitment shall be permitted to attend any “Lender — only” conference calls or receive any “Lender — only” information.
          2.21 Amendment of Section 11.12 (Submission to Jurisdiction; Waivers). Section 11.12(a) of the Credit Agreement is hereby amended by replacing the word “non-exclusive” with the word “exclusive”.
          2.22 Amendment of Section 11 (Miscellaneous). Section 11 of the Credit Agreement is hereby amended by adding the following at the end thereof:
     11.19. Intercreditor Agreement. The Lenders authorize the Administrative Agent to enter the Intercreditor Agreement. The Lenders acknowledge (a) the Intercreditor Agreement will set forth certain intercreditor arrangements with respect to the Collateral among the holders of the Obligations and the holders of the of the Permitted Senior Notes and certain other obligations, (b) the Senior Note Indenture may create Liens on the Collateral which are intended to rank junior to or equal in priority with the Liens on the Collateral created by the Loan Documents to the extent set forth in the Intercreditor Agreement and (c) the Intercreditor Agreement may be amended as set forth therein. The Lenders authorize the Administrative Agent to enter into amendments of the Security Documents on terms reasonably satisfactory to the Administrative Agent in order to reflect the Lien on the Collateral securing the Permitted Senior Notes.
          2.23 Deletion of Annex A (Pricing Grid). Annex A to the Credit Agreement is deleted.
          2.24 Reduction of Total Revolving Commitments. On the Amendment Effective Date the Total Revolving Commitments shall be reduced to $25,000,000 notwithstanding the notice provisions of Section 3.6 of the Credit Agreement.
SECTION 3. MISCELLANEOUS.
          3.1 Conditions to Effectiveness. This Amendment shall become effective on the date (the “Amendment Effective Date”) on which:
            (a) Amendment. The Administrative Agent shall have received this Amendment, executed and delivered by a duly authorized officer of each of the Borrower and the Required Lenders (for the avoidance of doubt, determined prior to the reduction of the Total Revolving Commitments set forth in Section 2.24).
            (b) Acknowledgment and Confirmation. The Administrative Agent shall have received the Acknowledgment and Confirmation, substantially in the form of Exhibit A hereto, executed and delivered by an authorized officer of the Borrower and each other Credit Party.
            (c) Payment of Fees, Expenses. The Borrower shall have paid all fees and expenses as required pursuant to Section 3.7 of this Amendment or otherwise in connection with this Amendment.

          3.2 Administrative Agent. The Borrower and the Lenders acknowledge and confirm that JPMorgan Chase Bank, N.A. has succeeded Bear Stearns Corporate Lending Inc. as Administrative Agent under the Loan Documents.
          3.3 Execution of Financing Statements. Pursuant to any applicable law, each Loan Party authorizes the Administrative Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Loan Party in such form and in such offices as the Administrative Agent determines appropriate to perfect the security interests of the Administrative Agent under the Guarantee and Collateral Agreement. Each Loan Party authorizes the Administrative Agent to use the collateral description “all personal property” in any such financing statements. Each Loan Party hereby ratifies and authorizes the filing by the Administrative Agent of any financing statement with respect to the Collateral made prior to the date hereof.
          3.4 Representation and Warranties; After giving effect to the amendments contained herein, on the Amendment Effective Date the Borrower hereby confirms that the representations and warranties set forth in Section 5 of the Credit Agreement are true and correct in all material respects (except to the extent such representations and warranties specifically refer to an earlier date); provided that each reference in such Section 5 to “this Agreement” shall be deemed to include this Amendment, all other prior amendments thereto and the Credit Agreement, as amended by this Amendment.
          3.5 Continuing Effect; No Other Waivers or Amendments. This Amendment shall not constitute an amendment or waiver of or consent to any provision of the Credit Agreement and the other Loan Documents not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of the Borrower that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein. Except as expressly amended hereby, the provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect in accordance with their terms.
          3.6 No Default. No Default or Event of Default shall have occurred and be continuing as of the Amendment Effective Date after giving effect to this Amendment.
          3.7 Counterparts. This Amendment may be executed in any number of separate counterparts by the parties hereto (including by telecopy or via electronic mail), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.
          3.8 Payment of Fees and Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and reasonable expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent. The Borrower also agrees to pay to each Lender which consents to this Amendment (by delivering to the Administrative Agent an executed counterpart hereof) by the specified consent deadline an amendment fee equal to 0.25% of the sum of such Lender’s outstanding Term Loans and Revolving Credit Commitment (after giving effect to the reduction of the Revolving Credit Commitments as set forth in Section 2.24 hereof), which amendment fee shall be payable on the Amendment Effective Date.
          3.9 Release of Claims. Each Loan Party, by signing below (or by signing an Acknowledgment and Confirmation), hereby waives and releases each of the Administrative Agent, the Issuing Lender, the Lenders, their respective affiliates and their and their affiliates’ respective directors, officers, employees, attorneys, advisors and consultants from any and all claims, offsets, defenses and counterclaims of any Loan Party arising on or prior to the execution of this Amendment in connection with any action or inaction by any such Person under or in respect of the Loan Documents or this Amendment, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof and after having consulted legal counsel with respect thereto.
          3.10 GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

LODGENET INTERACTIVE CORPORATION
By:	/s/ Scott C. Petersen
	Name:	Scott C. Petersen
	Title:	President and Chief Executive Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender
By:	/s/ Tina Ruyter
	Name:	Tina Ruyter
	Title:	Executive Director

Signature Page to Exhibit A to First Amendment